                       GRUBB & ELLIS COMPANY AND SUBSIDIARIES
                                    EXHIBIT (11)
                         COMPUTATION OF PER SHARE EARNINGS
                FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND SHARES)


                                         1995            1994            1993
                                       ---------      ---------      ----------

Net income (loss)                     $    1,599     $    2,343     $  (18,208)

Dividends in arrears on preferred
   stock                                  (2,870)          (438)          -

Accretion of liquidation preference
   on preferred stock                       -            (2,173)        (2,196)
                                      ----------     -----------    -----------
Net loss applicable to common
   stockholders                       $   (1,271)    $     (268)    $  (20,404)
                                      ----------     -----------    -----------
                                      ----------     -----------    -----------
Primary loss per share applicable
   to common stock:
   Weighted average common
     shares outstanding                8,824,926      4,934,806      4,019,795

Dilutive stock options-based
     on the treasury stock method           -              -              -
     Total                             8,824,926      4,934,806      4,019,795

Loss per common share and
   equivalents                        $     (.14)    $     (.05)    $    (5.08)
                                      ----------     -----------    -----------
                                      ----------     -----------    -----------
Fully-diluted loss per share
   applicable to Common Stock (A):
   Weighted average common
     shares outstanding                8,824,926      4,934,806      4,019,795

   Dilutive stock options-
     based on the treasury
     stock method                           -              -              -
                                      ----------     -----------    -----------

     Total                             8,824,926      4,934,806      4,019,795
                                      ----------     -----------    -----------
                                      ----------     -----------    -----------
Loss per common share and
     equivalents                      $     (.14)    $     (.05)    $    (5.08)
                                      ----------     -----------    -----------
                                      ----------     -----------    -----------



(A) This calculation is submitted in accordance with the Securities Exchange Act of 1934, Release No. 9083, although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilutions of less than 3%

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